Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@terminix.com

Media:

James Robinson

901.597.7521

James.Robinson@terminix.com

Terminix Adds David J. Frear to Its Board of Directors

MEMPHIS, TENN. — January 19, 2020  —Terminix Global Holdings, Inc. (NYSE: TMX), a leading provider of residential and commercial pest control, today announced the appointment of David J. Frear to its board of directors, which was effective as of January 18. Upon his appointment, Frear joined both the audit and environmental, health and safety committees.

Frear, most recently served as the chief financial officer of subscription-based, satellite radio provider Sirius XM from 2003 through September 15, 2020. Currently, Frear is a member of the board of directors of The NASDAQ Stock Market LLC, NASDAQ PHLX LLC, and NASDAQ BX, Inc., subsidiaries of Nasdaq, Inc., a leading provider of trading, clearing, exchange technology, listing, information and public company services. Frear previously served on the boards of Sirius XM Canada Holdings Inc., Savvis Communications and Pandora Media Inc.

“Dave will add significant financial acumen to our board,” said Terminix Chairman Naren Gursahaney. “His 17-year tenure in subscription-based services and long history of creating shareholder value will be valuable as we move forward as a pure play pest control company.”

“I am excited to welcome Dave to the board,” said Terminix CEO Brett Ponton. “I look forward to working closely with him as we shape our plan to deliver consistent, industry leading performance as a pure play pest control provider of choice.”

Prior to his tenure at Sirius XM, Frear was chief financial officer of Savvis Communications Corporation, a global managed service provider, delivering internet protocol applications for business customers and Orion Network Systems Inc., an international satellite communications company. Frear began his career as an investment banker at Bear, Stearns & Co., Inc. and Credit Suisse Group.

“I look forward to joining the strong Terminix board and providing support to Brett and his leadership team as we continue to make strides toward consistent growth and profitability,” added Frear.

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest control. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 10,500 teammates and 2.8 million customers in 24 countries and territories, the Company visits more than 50,000 homes and businesses every day. To learn more about Terminix, visit Terminix.com, or  LinkedIn.com/company/terminix.